SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549



                            FORM 8-K

       Current Report Pursuant to Section 13 or 15(d) of
              The Securities Exchange Act of 1934

     Date of Report (Date of earliest
        event reported:                   September 17, 1996

                   PLAYERS INTERNATIONAL, INC.
     (Exact name of registrant as specified in its charter)

Nevada                   0-14897             95-41745832
(State or other       (Commission File      (I.R.S. Employer
jurisdiction of           Number)           Identification
incorporation)                                    No.)

1300 Atlantic Avenue, Suite 800
Atlantic City, NJ                              08401
(Address of principal executive offices)      (Zip Code)

Registrant's telephone number, including area code:(609) 449-7777

                        (Not applicable)

  (Former name or former address, if changed since last report)



Item 5.   Other Events

          On September 9, 1996, Players International, Inc. (the "Company") announced senior management changes and an expansion of its Board of Directors by way of a press release, the terms of which are attached hereto and incorporated by reference herein as though a part of this Item 5. In connection therewith, Edward Fishman and David Fishman (the "Fishmans") retired from the Company and executed separate agreements which became effective on September 17, 1996 (the "Retirement Agreements").

          Each of the Retirement Agreements provides the Fishmans with severance benefits equal to the salary, bonus and fringe benefits, prerequisites and retirement accruals which approximate the amounts the Fishmans may have been entitled to receive during the succeeding three years assuming employment continued with the Company and based upon such amounts and benefits paid to each of the Fishmans for the preceding three years. The cash amounts associated therewith are payable in four equal installments of $500,000, less tax withholding, as of September 17, 1996 and on each of the three succeeding anniversaries (the "Installment Payments"), subject to acceleration in certain events described below. With regard to each of the Fishmans, the Company accelerated the vesting of outstanding options to purchase 90,000 shares of Company Common Stock at $11.50 per share, which options were scheduled to vest in full on April 14, 1997. The Company also agreed that Edward Fishman could exercise currently exercisable options through September 9, 1997, and that David Fishman could exercise currently exercisable options for a one-year period following the cessation of consulting services (i.e., until the earlier of March 31, 1997 or the opening of the Company's Maryland Heights project) to be provided pursuant to his Retirement Agreement. The Retirement Agreements also provide for continuation, at current cost levels, of long-term care insurance and medical insurance through age 65, with any increases in future premiums payable by each of the Fishmans.

          The Retirement Agreements provide that, subject to the consent of the Company, each of the Fishmans may request in writing at any time, and from time to time, that all or any unpaid Installment Payment which is due or scheduled to become due in the future be paid currently in the form of shares of Company Common Stock if written notice of such election is delivered to the Company (which, when given, represents the "Stock Election Date") and such election is not revoked prior to the close of business on the fourth trading day following the Stock Election Date (the "Stock Payment Date"). Any payment so authorized by the Company in the form of Company Common Stock (a "Stock Payment") would be made based upon the following fair market valuation methodology: the number of shares issuable pursuant to a Stock Payment shall be determined based on the average reported high and low trading places of the Company Common Stock for each of the five trading days beginning on the Stock Election Date and ending on the Stock Payment Date, less applicable tax withholding; and any Stock Payment which satisfies part of, but not all of, the total aggregate outstanding Installment Payment shall be deemed to satisfy Installment Payment amounts in their reverse order of due date.

          The Fishmans may also be entitled to accelerated payment of any outstanding Installment Payment, which amount shall be payable at the election of the Fishmans in a lump sum payment in cash or Company Common Stock, in the event of a change in control of the Company (as defined in the Retirement Agreements). The Fishmans have agreed to become subject to certain confidentiality, non-solicitation and non-competition agreements, as part of the Retirement Agreements, which prohibit
(i) the misuse of Company confidential information, (ii) the solicitation, hiring, or the encouragement of any solicitation or hiring of any managerial or high-level Company employee for one year following execution of the Retirement Agreements and (iii) competition with the Company within certain geographic limits for one year following execution of the Retirement Agreements.


Item 7.  Financial Statements and Exhibits

                            EXHIBITS

Exhibit No.              Exhibit Description

   10.1        Retirement Agreement and General Release dated
               September 9, 1996 between the Company and Edward
               Fishman.

   10.2        Retirement Agreement and General Release dated
               September 9, 1996 between the Company and David
               Fishman.

   99.1           Press Release dated September 9, 1996.


                            SIGNATURE


          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                    PLAYERS INTERNATIONAL, INC.
                    (Registrant)


                    By /s/  Steven P. Perskie
                         Steven P. Perskie
                         Executive Vice President  and
                         General Counsel


Dated:  September 19, 1996